SUB-ITEM 77M (a):  Mergers

Pursuant to the Securities
Act of 1933, as amended,
and the General Rules and
 Regulations
thereunder, a Registration
Statement on Form N-14,
SEC File No. 333-156489
was filed on
December 30, 2008. This
filing relates to an
Agreement and Plan of
Reorganization whereby
Federated Muni and Stock Advantage
 Fund
 ("Surviving Fund"), a
portfolio of Federated Income
Securities Trust, acquired all
of the assets of Federated Stock
 and California Muni Fund
("Acquired Fund"), a portfolio
of Federated Income Securities
Trust, in exchange for shares of
the Surviving Fund. Shares of
 the Surviving Fund were
distributed on a pro rata
basis to the
shareholders of the Acquired
Fund in complete liquidation
and termination of the Acquired
Fund.  As a result, effective
March 27, 2009, each shareholder
of the Acquired Fund became
the owner of the Surviving Fund
shares having a total net asset
value equal to the total net
asset value of his or her
holdings in the Acquired Fund.

The Agreement and Plan of
Reorganization providing for
the transfer of the assets of the
Acquired Fund to the Surviving
Fund was approved by the Board
of Trustees at their Regular
Meeting held on November 13, 2008,
and was also approved by Acquired
Fund shareholders at
a Special Meeting held on
March 25, 2009.